Form of Nonqualified Stock Option Award Agreement (with related Stock Appreciation Rights) for Named Executive Officers (2008 Award)	Exhibit 10(e)

TIM HORTONS INC.

2006 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

(with related Stock Appreciation Right)

Grant Year: 20

THIS AGREEMENT, made effective as of the      day of                 , 20     (the “Date of Grant”), is among Tim Hortons Inc., a Delaware corporation (the “Company”),                     , a                      (the “Employer”) and                      (the “Grantee”) (collectively, the “Parties”).

WHEREAS, the Company has adopted the Tim Hortons Inc. 2006 Stock Incentive Plan, as amended from time to time (the “Plan”), in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, pursuant to Sections 6 and 7 of the Plan, the Committee has determined to grant to the Grantee on the Date of Grant an Option and a related Stock Appreciation Right (a “SAR”), each as provided herein, to encourage the Grantee’s efforts toward the continuing success of the Company and its Subsidiaries;

WHEREAS, a SAR means a right to surrender to the Company, in whole or in part, the unexercised Option to purchase Shares and to receive from the Company a cash amount equal to the product of: (i) the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the Option Price (as defined below); multiplied by (ii) the number of Shares as to which the SAR is being exercised; and

WHEREAS, the Award is evidenced by this Agreement, which (together with the Plan) describes all the terms and conditions of the Award.

NOW, THEREFORE, the Parties agree as follows:

1. Grant of Award. The Company hereby grants to the Grantee, on the Date of Grant, a Nonqualified Stock Option (the “Option”) with a related Stock Appreciation Right (the “SAR”) to purchase                      Shares (the “Award”) at an exercise price of $             per Share (the “Option Price”), subject to the terms and conditions of this Agreement and the Plan. The Option is not intended to be treated as an option that complies with Section 422 of the Code.

2. Vesting; Term of Award. Except as otherwise provided in this Agreement, the Award shall vest as follows:

(a) One-third (1/3) of the total Shares covered by the Award shall vest on                     , 20    , subject to rounding down the Award to the nearest whole Share as of the vesting date;

(b) One-third (1/3) of the total Shares covered by the Award shall vest on                     , 20    , subject to rounding down the Award to the nearest whole Share as of the vesting date; and

(c) One-third (1/3) of the total Shares covered by the Award shall vest on                     , 20    , subject to rounding down the Award to the nearest whole Share as of the vesting date.

The Award shall expire seven (7) years after the Date of Grant (the “Expiration Date”), whether or not the Award (or any portion thereof) has been exercised, unless sooner terminated as provided in Section 4 of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the Award expires outside of a Trading Window, then the expiration of the term of the Award shall be the later of (i) the date the Award would have expired by its original terms (including the terms set forth in Section 4 of this Agreement) or (ii) the end of the tenth trading day of the immediately succeeding Trading Window during which the Company would allow the Grantee to trade in its securities; provided, however, that in no event shall the Award expire beyond the tenth anniversary of the Date of Grant.

3. Exercise of Award. Subject to the limitations set forth in this Agreement and in the Plan, the vested portion of the Award may be exercised in whole or in part by providing to the Company or its designee at its principal office written notice of exercise; provided that the Award may be exercised with respect to whole Shares only. Such notice shall specify (i) whether the Grantee intends to exercise the Option or the SAR and (ii) the number of Shares with respect to which the Award is to be exercised.

(a) Exercise of SAR. If the Grantee desires to receive cash, as opposed to Shares, upon exercise of all or a portion of the vested amount of the Award, the Grantee will exercise the SAR. Upon the exercise of the SAR, the Grantee shall be entitled to receive a cash amount from the Company equal to the product of: (i) the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the Option Price; multiplied by (ii) the number of Shares as to which the SAR is being exercised.

(b) Exercise of Option. If the Grantee desires to receive Shares, as opposed to cash, upon exercise of all or a portion of the vested amount of the Award, the Grantee will exercise the Option. If the Option is exercised, payment of the Option Price for the number of Shares specified in the notice of exercise shall accompany the written notice of exercise. The payment of the Option Price may be made, as determined by the Committee in its sole discretion as of the time of exercise, as follows: (i) in cash, certified check or bank draft; (ii) by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, provided that such Shares have been held by the Grantee for at least six months (or such other period as established from time to time by the Committee); (iii) partly in cash and partly in Shares; (iv) by surrender of Shares that the Grantee would have otherwise been entitled to receive upon payment of the Option Price and exercise of the Option, equivalent in value to the aggregate Option Price for the number of Shares specified in the notice of exercise; or (v) through a cashless exercise, including through a registered broker-dealer. The Committee shall determine the means and manner by which Shares to be delivered upon exercise of the Option shall be settled and/or satisfied, in its sole and absolute discretion.

(c) Tandem Nature of Award. Upon the exercise of the SAR, the Option shall be canceled (i.e., surrendered to the Company) to the extent of the number of Shares as to which the SAR is exercised. Upon the exercise of the Option, the SAR shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

4. Termination of Employment.

(a) Death or Disability. Upon termination of the Grantee’s employment with the Company and its Subsidiaries as a result of the Grantee’s death or the Grantee becoming Disabled, the Award shall become immediately exercisable as of the date of such termination of employment, and the Grantee (or, to the extent applicable, the Grantee’s legal guardian, legal representative or estate) shall have the right to exercise the Award for a period of four (4) years after the date of such termination or, if earlier, until the Expiration Date.

(b) Retirement. Upon termination of the Grantee’s employment with the Company and its Subsidiaries by reason of the Grantee’s Retirement (as defined below), for a period of four (4) years following the date of such Retirement (but in no event beyond the Expiration Date), the Award shall remain outstanding and (i) to the extent not then fully vested, shall continue to vest in accordance with the vesting schedule set forth in Section 2 of this Agreement, and (ii) the Grantee shall have the right to exercise the vested portion of the Award. For purposes of this Agreement, “Retirement” shall mean termination of employment after attaining age sixty (60) with at least ten (10) years of service (as defined in the Company’s qualified retirement plans) other than by death, Disability or for Cause.

(c) Termination in Connection with Certain Dispositions. In the event the Grantee’s employment with the Company and its Subsidiaries is terminated without Cause in connection with a sale or other disposition of a Subsidiary, the Award shall remain outstanding and (i) to the extent not then fully vested, will continue to vest in accordance with the vesting schedule set forth in Section 2 of this Agreement, and (ii) the Grantee will have the right to exercise the vested portion of the Award for a period of one (1) year following the date of such termination or, if earlier, until the Expiration Date.

(d) Termination for Cause. Upon the termination of the Grantee’s employment with the Company and its Subsidiaries for Cause, the portion of the Award that has not been exercised shall be forfeited (whether or not then vested and exercisable) on the date of such termination.

(e) Termination for Any Other Reason. Upon the termination of the Grantee’s employment with the Company and its Subsidiaries for any reason not described in Section 4(a), 4(b), 4(c), or 4(d) of this Agreement, the Award shall (i) to the extent not vested and exercisable as of the date of such termination of employment, terminate on the date of such termination of employment, and (ii) to the extent vested and exercisable as of the date of such termination of employment, remain exercisable for a period of ninety (90) days following the date of such termination of employment or, in the event of the Grantee’s death during such ninety (90) day period, remain exercisable by the Grantee’s estate until the end of one (1) year period following the date of such termination of employment; provided, however, that, in either case, the Award shall not remain exercisable beyond the Expiration Date.

5. Effect of Change in Control. In the event of a Change in Control, the Award shall become immediately and fully exercisable.

6. Execution of Agreement. The grant of the Award to the Grantee shall be conditional upon the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than                     , 20     (the “Grantee Return Date”); provided that if the Award would otherwise vest pursuant to Section 4 of this Agreement before the Grantee Return Date, this requirement shall be deemed to have been satisfied immediately before such vesting.

7. Non-Transferability of Award. Except to the extent that, pursuant to this Agreement or the Plan, the Grantee’s legal representative or estate is permitted to exercise the Award, the Award is exercisable during the Grantee’s lifetime only by the Grantee. The Award shall not be transferable except by will or the laws of descent and distribution.

8. No Right to Continued Employment. Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service to the Company or any of its Subsidiaries.

9. Withholding of Taxes. Upon the exercise of the Award, the Company, the Employer, or a trust established by the Company or the Employer to deliver Shares under an Award (“Trust”), as applicable, shall require payment of or other provision for, as determined by the Company, an amount equal to the federal, state, provincial and local income taxes and other amounts required by law to be withheld or determined to be necessary or appropriate to be withheld by the Company, Employer or Trust, as applicable, in connection with such exercise. In its sole discretion, the Company, Employer or Trust, as applicable, may require or permit payment of or provision for such withholding taxes through one or more of the following methods: (a) in cash, certified check or bank draft; (b) by withholding such amount from other amounts due to the Grantee; (c) by withholding a portion of the Shares then issuable or deliverable to the Grantee having an aggregate Fair Market Value equal to such withholding taxes and, at the Company’s election, either (I) canceling the equivalent portion of the underlying Award or the Shares to be delivered and the Company, Employer, or Trust paying the withholding taxes on behalf of the Grantee in cash, or (II) selling such Shares on the Grantee’s behalf; (d) by withholding such amount from the cash then issuable in connection with the Award; or (e) by the Grantee transferring Shares having a Fair Market Value equal to such withholding taxes to the Company, Employer or Trust, as applicable, provided that such Shares have been held by the Grantee for at least six months (or such other period as established from time to time by the Committee).

10. Grantee Bound by Plan; Award Subject to Terms of Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. This Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations and rules of the Committee in connection with the Plan. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

11. Modification of Agreement. The Board or Committee may make amendments or changes to this Award, subject to the terms and conditions of Section 22 of the Plan.

12. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

14. Successors in Interest and Assigns. The Company and the Employer may assign any of their respective rights and obligations under this Agreement without the consent of the Grantee. This Agreement shall inure to the benefit of and be binding upon any successors and assigns of the Company and the Employer. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company and the Employer under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

16. Entire Agreement. This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

17. Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

19. Language. The Parties hereto acknowledge that they have requested that this Agreement and all documents ancillary thereto, including all the documentation provided to the Grantee in respect of the Award, be drafted in the English language only. Les Parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tous les documents y afférents, y compris toute la documentation transmise au bénéficiaire relativement à l’octroi des droits prévu aux présentes,soient rédigés en langue anglaise seulement.

<EXECUTION PAGE FOLLOWS>

TIM HORTONS INC. (“Company”)

By:
Name:
Title:

(“Employer”)

By:
Name:
Title:

GRANTEE

[Name]